Exhibit 99.1

News Release | July 14, 2021 Wells Fargo Reports Second Quarter 2021 Net Income of $6.0 billion, or $1.38 per Diluted Share
Company-wide Financial Summary

	Quarter ended
	Jun 30, 2021	Jun 30, 2020
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,270	18,286
Noninterest expense	13,341	14,551
Provision for credit losses	(1,260)	9,534
Net income (loss)	6,040	(3,846)
Diluted earnings (loss) per common share	1.38	(1.01)

Selected Balance Sheet Data ($ in billions)
Average loans	$854.7	971.3
Average deposits	1,435.8	1,386.7
CET1[1]	12.1%	11.0

Performance Metrics
ROE[2]	13.6%	(10.2)
ROTCE[3]	16.3	(12.3)

Operating Segments and Other Highlights[4]
Consumer Banking and Lending
◦Average loans of $331.9 billion, down 10%
◦Average deposits of $835.8 billion, up 17%
Commercial Banking
◦Average loans of $178.6 billion, down 22%
◦Average deposits of $192.6 billion, up 5%
Corporate and Investment Banking
◦Average loans of $252.4 billion, down 8%
◦Average trading-related assets of $191.5 billion,
down 4%
◦Average deposits of $190.8 billion, down 20%
Wealth and Investment Management
◦Total client assets of $2.1 trillion, up 20%
◦Average loans of $81.8 billion, up 5%
◦Average deposits of $175.0 billion, up 6%
Capital
◦Repurchased 35.3 million shares, or $1.6 billion, of
common stock in second quarter 2021

Second quarter 2021 results included:
◦$1.6 billion, or $0.30 per share, decrease in the allowance for credit losses
◦$147 million gain on the sale of student loans and $79 million write-down of related goodwill (net impact of $0.01 per share)

Chief Executive Officer Charlie Scharf commented on the quarter, “Wells Fargo benefited from the continued economic recovery, strong markets that helped drive gains in our affiliated venture capital businesses, and our progress on improving efficiency, but the headwinds of low interest rates and tepid loan demand remained.”

“Credit quality continued to be exceptionally strong. Our results included a $1.6 billion pre-tax reduction in the allowance for credit losses, and charge-offs continued to decline. While we expect charge-offs will increase at some point, we continue to see strong trends in all of our businesses,” Scharf continued.

“Our top priority continues to be building an appropriate risk and control infrastructure for a company of our size and complexity and we continue to invest in additional resources and devote significant management attention to this work. At the same time, we are investing in our business to improve our competitive position for the future and our recent launch of our redesigned Wells Fargo Active CashSM Card, one of the industry’s best cash back cards, is an early example. This is the first of a redesigned card product suite to come in our card business, but we are also working across the company on products and capabilities to compete effectively in today's dynamic environment,” Scharf added.

“We know that supporting our customers and communities will continue to be an important part of our mission and while we are proud that we have supported those most in need through the pandemic there remains much more to do. Our progress during the second quarter included voluntarily extending our foreclosure moratorium on mortgage loans we own, issuing our first Sustainability Bond, and announcing the Banking Inclusion Initiative as part of our commitment to help unbanked individuals,” Scharf continued.

“In the beginning of the year we discussed a path to improving our returns. If you look at our results and exclude the significant reserve release and outsized venture capital gains, we believe we are doing what’s necessary to improve the underlying earnings power of the company and with the ability to return significant excess capital beginning in the third quarter are on a clear path to achieve double-digit ROTCE, which is the first step to achieving returns in the mid-teens,” Scharf concluded.

1 Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 27-28 of the 2Q21 Quarterly Supplement for more information on CET1. CET1 is a preliminary estimate.
2 Return on equity (ROE) represents Wells Fargo net income (loss) applicable to common stock divided by average common stockholders’ equity.
3 Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q21 Quarterly Supplement.
4 Comparisons in the bullet points are for second quarter 2021 versus second quarter 2020, unless otherwise specified.

In second quarter 2021, we elected to change our accounting method for low-income housing tax credit (LIHTC) investments. We also elected to change the presentation of investment tax credits related to solar energy investments. Prior period financial statement line items have been revised to conform with the current period presentation. Prior period risk-based capital and certain other regulatory related metrics were not revised. For additional information, including the financial statement line items impacted by these changes, see page 30 of the 2Q21 Quarterly Supplement.
Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2021, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.

Selected Company-wide Financial Information

		Quarter ended		Jun 30, 2021 % Change from
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Earnings ($ in millions except per share amounts)
Net interest income	$8,800	8,808	9,892	—%	(11)
Noninterest income	11,470	9,724	8,394	18	37
Total revenue	20,270	18,532	18,286	9	11
Net charge-offs	379	523	1,114	(28)	(66)
Change in the allowance for credit losses	(1,639)	(1,571)	8,420	(4)	NM
Provision for credit losses	(1,260)	(1,048)	9,534	(20)	NM
Noninterest expense	13,341	13,989	14,551	(5)	(8)
Income tax expense (benefit)	1,445	901	(2,001)	60	NM

Wells Fargo net income (loss)	$6,040	4,636	(3,846)	30	NM
Diluted earnings (loss) per common share	1.38	1.02	(1.01)	35	NM

Balance Sheet Data (average) ($ in billions)
Loans	$854.7	873.4	971.3	(2)	(12)
Deposits	1,435.8	1,393.5	1,386.7	3	4
Assets	1,939.9	1,934.4	1,947.2	—	—

Financial Ratios
Return on assets (ROA)	1.25%	0.97	(0.79)
Return on equity (ROE)	13.6	10.3	(10.2)
Return on average tangible common equity (ROTCE) (a)	16.3	12.4	(12.3)
Efficiency ratio (b)	66	75	80
Net interest margin on a taxable-equivalent basis	2.02	2.05	2.25
NM – Not meaningful
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q21 Quarterly Supplement.
(b)The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).
Second Quarter 2021 vs. Second Quarter 2020
◦Net interest income decreased 11%, primarily due to the impact of lower interest rates and lower loan balances reflecting soft demand and elevated prepayments, as well as higher mortgage-backed securities premium amortization, partially offset by a decline in long-term debt
◦Noninterest income increased 37%, driven by improved results in our affiliated venture capital and private equity businesses and in our mortgage banking business. In addition, investment advisory and other asset-based fees increased primarily driven by higher market valuations, and card and deposit-related fees increased as well. These increases were partially offset by lower Markets revenue in Corporate and Investment Banking and lower deferred compensation plan investment results (largely offset by lower noninterest expense)
◦Noninterest expense decreased 8%, primarily due to lower operating losses, as well as efficiency initiatives to reduce spend on consultants and contractors. Additionally, personnel expense decreased driven by lower deferred compensation plan expense and lower salaries expense, partially offset by higher incentive and revenue-related compensation
◦Provision for credit losses decreased $10.8 billion as second quarter 2021 included a $1.6 billion decrease in the allowance for credit losses due to continued improvements in the economic environment, while second quarter 2020 included an $8.4 billion increase in the allowance for credit losses. Additionally, net charge-offs were down significantly from a year ago

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020
Capital:
Total equity	$193.1	188.0	178.6
Common stockholders’ equity	171.5	166.7	157.8
Tangible common equity (a)	143.6	138.7	129.8
CET1 (b)	12.1%	11.8	11.0
Total loss absorbing capacity (TLAC) ratio (c)	25.1	25.2	25.3

Liquidity:
LCR (d)	123	127	129
(a)Tangible common equity and return on average tangible common equity are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 25-26 of the 2Q21 Quarterly Supplement.
(b)Represents the lower of our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach and under the Advanced Approach. See tables on pages 27-28 of the 2Q21 Quarterly Supplement for more information on CET1. CET1 is a preliminary estimate.
(c)Represents TLAC divided by the greater of risk-weighted assets determined under the Standardized and Advanced Approaches, which is our binding TLAC ratio. TLAC is a preliminary estimate.
(d)Liquidity coverage ratio (LCR) represents high-quality liquid assets divided by projected net cash outflows, as each is defined under the LCR rule. LCR is a preliminary estimate.
◦In June, the Company completed the 2021 Comprehensive Capital Analysis and Review stress test process
•Stress capital buffer (SCB) is expected to be 3.1%; the Federal Reserve Board has indicated that it will publish our final SCB by August 31, 2021
•Third quarter 2021 common stock dividend is expected to be $0.20 per share, up from $0.10 per share, subject to approval by the Company’s Board of Directors at its regularly scheduled meeting in July
•The Company’s capital plan includes gross common share repurchases of approximately $18 billion for the four-quarter period beginning third quarter 2021 through second quarter 2022

Selected Company-wide Credit Information

		Quarter ended
($ in millions)	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020
Net charge-offs	$379	523	1,114
Net loan charge-offs as a % of average total loans (annualized)	0.18%	0.24	0.46

Total nonaccrual loans	$7,371	8,055	7,605
As a % of total loans	0.86%	0.93	0.81
Total nonperforming assets	$7,500	8,195	7,800
As a % of total loans	0.88%	0.95	0.83

Allowance for credit losses for loans	$16,391	18,043	20,436
As a % of total loans	1.92%	2.09	2.19
Second Quarter 2021 vs. First Quarter 2021
◦Net loan charge-offs decreased in both our commercial and consumer portfolios. Commercial net loan charge-offs as a percentage of average loans was 0.07% (annualized), down from 0.13%, and the consumer net loan charge-off rate was 0.32% (annualized), down from 0.37%
◦Nonperforming assets decreased 8%. Nonaccrual loans declined $684 million predominantly driven by a decrease in commercial nonaccrual loans

Business Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $5 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Jun 30, 2021 % Change from
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Earnings (in millions)
Consumer and Small Business Banking	$4,714	4,550	4,401	4%	7
Consumer Lending:
Home Lending	2,072	2,227	1,477	(7)	40
Credit Card	1,363	1,346	1,196	1	14
Auto	415	403	388	3	7
Personal Lending	122	128	146	(5)	(16)
Total revenue	8,686	8,654	7,608	—	14
Provision for credit losses	(367)	(419)	3,102	12	NM
Noninterest expense	6,202	6,267	6,933	(1)	(11)

Net income (loss)	$2,138	2,104	(1,777)	2	NM

Average balances (in billions)
Loans	$331.9	353.1	369.6	(6)	(10)
Deposits	835.8	789.4	715.1	6	17
NM – Not meaningful
Second Quarter 2021 vs. Second Quarter 2020
◦Revenue increased 14%
▪Consumer and Small Business Banking was up 7% primarily due to higher debit card transaction volume and higher deposit-related fees from a second quarter 2020 that included elevated fee waivers in response to the COVID-19 pandemic
▪Home Lending was up 40% driven by improved mortgage servicing income. Second quarter 2020 included a significant negative valuation adjustment of our mortgage servicing rights asset. Additionally, mortgage origination and sales revenue increased primarily due to higher gains from the re-securitization of loans we purchased from mortgage-backed securities last year and higher origination volume in our retail channel. These increases were partially offset by lower gains on loan portfolio sales, lower correspondent origination volume, and lower net interest income primarily driven by lower loan balances
▪Credit Card was up 14% on higher point-of-sale volume compared with a second quarter 2020 that had higher customer accommodations and fee waivers in response to the COVID-19 pandemic
▪Auto was up 7% on higher loan balances, while Personal Lending was down 16% driven by lower loan balances
◦Noninterest expense was down 11% predominantly due to lower operating losses, as well as lower personnel expense on lower COVID-19 related expense and the impact of efficiency initiatives

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management. In March 2021, we announced an agreement to sell our Corporate Trust Services business and, in second quarter 2021, we moved the business from the Commercial Banking operating segment to Corporate. Prior period balances have been revised to conform with the current period presentation.
Selected Financial Information

	Quarter ended			Jun 30, 2021 % Change from
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Earnings (in millions)
Middle Market Banking	$1,151	1,159	1,267	(1)%	(9)
Asset-Based Lending and Leasing	957	922	1,084	4	(12)
Total revenue	2,108	2,081	2,351	1	(10)
Provision for credit losses	(382)	(399)	2,295	4	NM
Noninterest expense	1,443	1,630	1,580	(11)	(9)

Net income (loss)	$784	637	(1,146)	23	NM

Average balances (in billions)
Loans	$178.6	183.1	228.4	(2)	(22)
Deposits	192.6	189.4	184.1	2	5
NM – Not meaningful
Second Quarter 2021 vs. Second Quarter 2020
◦Revenue decreased 10%
▪Middle Market Banking was down 9% primarily due to lower loan balances on reduced client demand and line utilization, and the impact of lower interest rates, partially offset by higher deposit balances and deposit-related fees
▪Asset-Based Lending and Leasing was down 12% driven by lower loan balances as a result of lower line utilization reflecting reduced client financing needs due to lower inventory levels, partially offset by improved loan spreads, net gains on equity securities, and higher revenue from renewable energy investments
◦Noninterest expense decreased 9% primarily driven by lower salaries expense and a decline in consulting expense due to efficiency initiatives

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Jun 30, 2021 % Change from
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Earnings (in millions)
Banking:
Lending	$474	453	464	5%	2
Treasury Management and Payments	353	370	403	(5)	(12)
Investment Banking	407	416	444	(2)	(8)
Total Banking	1,234	1,239	1,311	—	(6)
Commercial Real Estate	1,014	912	837	11	21
Markets:
Fixed Income, Currencies, and Commodities (FICC)	888	1,144	1,506	(22)	(41)
Equities	206	252	302	(18)	(32)
Credit Adjustment (CVA/DVA) and Other	(16)	36	139	NM	NM
Total Markets	1,078	1,432	1,947	(25)	(45)
Other	12	21	(36)	(43)	NM
Total revenue	3,338	3,604	4,059	(7)	(18)
Provision for credit losses	(501)	(284)	3,756	(76)	NM
Noninterest expense	1,805	1,833	2,044	(2)	(12)

Net income (loss)	$1,523	1,555	(1,333)	(2)	NM

Average balances (in billions)
Loans	$252.4	246.1	273.6	3	(8)
Deposits	190.8	194.5	239.6	(2)	(20)
NM – Not meaningful
Second Quarter 2021 vs. Second Quarter 2020
◦Revenue decreased 18%
▪Banking was down 6% primarily driven by lower debt capital markets revenue, the impact of lower interest rates, and lower deposit balances predominantly due to actions taken to manage under the asset cap
▪Commercial Real Estate was up 21% primarily driven by higher commercial mortgage-backed securities gain-on-sale margins and volumes, as well as changes in the valuation of commercial mortgage servicing rights and improved results in our low-income housing business
▪Markets was down 45% on lower trading activity across most asset classes primarily due to market conditions
◦Noninterest expense decreased 12% primarily driven by lower operating losses

Wealth and Investment Management provides personalized wealth management, investment and retirement products and services to clients across U.S.-based businesses including Wells Fargo Advisors and The Private Bank. We serve clients’ brokerage needs, and deliver financial planning, private banking, credit and fiduciary services to high-net worth and ultra-high-net worth individuals and families.
Selected Financial Information

	Quarter ended			Jun 30, 2021 % Change from
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Earnings (in millions)
Net interest income	$610	657	719	(7)%	(15)
Noninterest income	2,926	2,887	2,487	1	18
Total revenue	3,536	3,544	3,206	—	10
Provision for credit losses	24	(43)	255	156	(91)
Noninterest expense	2,891	3,028	2,743	(5)	5

Net income	$465	419	156	11	198

Total client assets (in billions)	2,143	2,062	1,785	4	20

Average balances (in billions)
Loans	$81.8	80.8	78.1	1	5
Deposits	175.0	173.7	165.1	1	6
NM – Not meaningful
Second Quarter 2021 vs. Second Quarter 2020
◦Revenue increased 10%, primarily due to higher asset-based fees on higher market valuations, partially offset by lower net interest income as a result of lower interest rates. Deferred compensation plan investment results also declined (largely offset by lower noninterest expense)
◦Noninterest expense increased 5%, as higher revenue-related compensation was partially offset by lower deferred compensation plan expense
◦Total client assets increased 20%, primarily driven by higher market valuations

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and affiliated venture capital and private equity businesses. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company, including our rail car leasing business, as well as results for previously divested businesses. In March 2021, we announced an agreement to sell our Corporate Trust Services business and, in second quarter 2021, we moved the business from the Commercial Banking operating segment to Corporate. Prior period balances have been revised to conform with the current period presentation.
Selected Financial Information

	Quarter ended			Jun 30, 2021 % Change from
	Jun 30, 2021	Mar 31, 2021	Jun 30, 2020	Mar 31, 2021	Jun 30, 2020
Earnings (in millions)
Net interest income	$(304)	(390)	60	22%	NM
Noninterest income	3,327	1,417	1,318	135	152
Total revenue	3,023	1,027	1,378	194	119
Provision for credit losses	(34)	97	126	NM	NM
Noninterest expense	1,000	1,231	1,251	(19)	(20)

Net income (loss)	$1,130	(79)	254	NM	345
NM – Not meaningful
Second Quarter 2021 vs. Second Quarter 2020
◦Revenue increased 119%
▪Net interest income decreased, primarily due to the impact of lower interest rates and lower loan balances due to the sale of student loans
▪Noninterest income increased on improved results in our affiliated venture capital and private equity businesses, as well as a gain on the sale of student loans and a modest gain on the sale of our Canadian equipment finance business. These increases were partially offset by lower deferred compensation plan investment results (largely offset by lower noninterest expense)
◦Noninterest expense decreased, primarily due to lower deferred compensation plan expense. Second quarter 2021 included a $79 million write-down of goodwill associated with the sale of student loans

Conference Call
The Company will host a live conference call on Wednesday, July 14, at 8:30 a.m. PT (11:30 a.m. ET). You may listen to the call by dialing 866-872-5161 (U.S. and Canada) or 440-424-4922 (International). The call will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://edge.media-server.com/mmc/p/pf4czrj6.

A replay of the conference call will be available from approximately 12:30 p.m. PT (3:30 p.m. ET) on Wednesday,
July 14 through Wednesday, July 28. Please dial 855-859-2056 (U.S. and Canada) or 404-537-3406 (International) and enter Conference ID: 4381268. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://edge.media-server.com/mmc/p/pf4czrj6.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company, including our outlook for future growth; (ii) our noninterest expense and efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the performance of our mortgage business and any related exposures; (viii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (ix) future common stock dividends, common share repurchases and other uses of capital; (x) our targeted range for return on assets, return on equity, and return on tangible common equity; (xi) expectations regarding our effective income tax rate; (xii) the outcome of contingencies, such as legal proceedings; (xiii) environmental, social and governance related goals or commitments; and (xiv) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•the effect of the COVID-19 pandemic, including on our credit quality and business operations, as well as its impact on general economic and financial market conditions;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•developments in our mortgage banking business, including the extent of the success of our mortgage loan modification efforts, the amount of mortgage loan repurchase demands that we receive, any negative effects relating to our mortgage servicing, loan modification or foreclosure practices, and the effects of regulatory or judicial requirements or guidance impacting our mortgage banking business and any changes in industry standards;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income, net interest margin and our mortgage originations, mortgage servicing rights and mortgage loans held for sale;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, reduced investor demand for mortgage loans, a reduction in the availability of funding or increased funding costs, and declines in asset values and/or recognition of impairments of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from the retail banking sales practices matter and from other instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;

•resolution of regulatory matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;
•changes to U.S. tax guidance and regulations, as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, market conditions, capital requirements (including under Basel capital standards), common stock issuance requirements, applicable law and regulations (including federal securities laws and federal banking regulations), and other factors deemed relevant by the Company’s Board of Directors, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov5.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.

5 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets, proudly serves one in three U.S. households and more than 10% of small businesses in the U.S., and is the leading middle market banking provider in the U.S. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth and Investment Management. Wells Fargo ranked No. 37 on Fortune’s 2021 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health and a low-carbon economy.

Contact Information
Media
Peter Gilchrist, 704-715-3213
peter.gilchrist@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

# # #